UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2017

BROADWIND ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34278	88-0409160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 South Central Avenue, Cicero, Illinois 60804

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 780-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On February 21, 2017, the Compensation Committee of the Board of Directors (the “Committee”) of Broadwind Energy, Inc. (the “Company”) granted, under the Company’s 2015 Equity Incentive Plan (the “Plan”), performance-based restricted stock units (the “PSUs”) to certain members of senior management (the “Grantees”), including the Company’s named executive officers (the “NEOs”) Stephanie K. Kushner, President, Chief Executive Officer and Chief Financial Officer, David W. Fell, Vice President, General Counsel and Secretary, and Erik W. Jensen, Vice President and Chief Human Capital Officer (the “Awards”). The performance period for the Awards commenced on January 1, 2017 and ends on December 31, 2019 (the “Performance Period”). The PSUs are earned by the Grantees if the Company achieves certain targeted performance index growth in each year of the Performance Period or cumulatively over the Performance Period. The performance index is measured annually on a per share basis taking into account a multiple of the Company’s consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) less average consolidated net debt. Upon completion of the Performance Period, each Grantee will receive one share of Company common stock (the “Common Stock”) for each PSU earned. The PSUs for each Grantee, if earned, vest on December 31, 2019, conditional upon the Grantee’s continued employment with the Company on the vesting date. The maximum opportunity for each NEO under his or her Award is as follows:  Ms. Kushner, 101,156 shares of Common Stock, and Messrs. Fell and Jensen, 7,313 and 16,574 shares of Common Stock, respectively. The Grantees are eligible to receive a pro-rated number of shares in the event that performance is above specified threshold levels but below the maximum levels of payout. Shares that are earned upon satisfaction of the applicable performance goals will be distributed as soon as reasonably practicable following the completion of the Performance Period and certification of performance by the Committee. The Awards are subject to such additional terms and conditions as are set forth in the Plan and the individual Award agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND ENERGY, INC.

February 27, 2017	By:	/s/ Stephanie K. Kushner

Stephanie K. Kushner
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)